Exhibit 5.1

FORM OF APPLEBY LEGAL OPINION	e-mail: apaizes@applebyglobal.com direct dial: Tel: +1 345 814 2953 Fax: +1 345 949 4901
RENREN INC.
appleby ref: AGP/ 311904.0009

Dear Sirs	[…] 2011

Renren Inc. (the “Company”)

This opinion as to Cayman Islands law is addressed to you in connection with the offer and sale by the Company (the “Offering”) of certain Class A Ordinary Shares and an option to acquire further Class A Ordinary Shares (“Option Shares”) of the Company in the form of American Depositary Shares, as described in the prospectus (“Prospectus”) contained in the Company’s registration statement on Form F-1 (the “Registration Statement”) to be filed by the Company under the United States Securities Act 1933 with the United States Securities and Exchange Commission (“Commission”). The Company has requested that we provide this opinion in connection with the following agreements:

1.	the underwriting agreement entered into between the Company and […] (the “Underwriter”) dated […] 2011 (the “Underwriting Agreement”); and

2.	a deposit agreement dated as of [—], 2011 (the “Deposit Agreement”) among the Company, Citibank NA as depositary (the “Depositary”) and the holders and beneficial owners from time to time of the ADSs

(The Underwriting Agreement and the Deposit Agreement are hereinafter collectively referred to as the “Subject Agreements”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (“Documents”). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Schedule.

Renren Inc

[…] 2011

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all the Documents submitted to us and other documents examined by us as originals and the conformity to authentic original documents of all Documents submitted to us and other such documents examined by us as certified, conformed, notarised, faxed, scanned or photostatic copies;

(b)	that each of the Documents and other such documents which was received by us by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Cayman Islands, made in any of the Documents is true, accurate and complete;

(f)	that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of each such Subject Agreements;

(h)	that the Subject Agreements will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of New York by which it is expressed to be governed and that the choice of the laws of New York as the governing law of the Subject Agreements has been made in good faith and is valid and binding under the laws of New York;

Renren Inc

[…] 2011

(i)	that the Subject Agreements are in the proper legal form to be admissible in evidence and enforced in the courts of New York and in accordance with the laws of New York;

(j)	that there are no provisions of the laws or regulations of any jurisdiction other than the Cayman Islands which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside the Cayman Islands, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(k)	that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, accurately record the resolutions passed by the Directors and shareholders of the Company in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout, that all interests of the Directors in the subject matter of the Directors’ Resolutions, if any, have been declared and disclosed in accordance with the Articles of Association of the Company and that there is no matter affecting the authority of the Directors to effect entry of the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Directors’ Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(l)	that each of the Underwriter and Depositary has no express or constructive knowledge of any circumstance whereby any director of the Company, when the Directors of the Company passed the Directors’ Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(m)	that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company;

Renren Inc

[…] 2011

(n)	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of illegally preferring one creditor over another;

(o)	at the time of the exercise of the Underwriter’s option in accordance with the Underwriting Agreement:

a.	the laws of the Cayman Islands (including the Companies Law (2010 Revision) (“Companies Law”) will not have changed;

b.	the Company will have sufficient authorised but unissued Class A Ordinary Shares to effect the exercise of the option and issue of the Option Shares in accordance with the Underwriting Agreement, the Post IPO Memorandum and Articles and the Companies Law;

c.	the Company will not have been struck off or placed in liquidation;

d.	the issue price for each Option Share will not be less than the par value of such ordinary share; and

e.	the Post IPO Memorandum and Articles will not have been altered, amended, varied or restated in any way;

(p)	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and

(q)	that the prospectus of the Company, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters of fact which have not been disclosed to us, we are of the opinion that:

1.	The Company is an exempted company duly incorporated with limited liability and existing under the laws of the Cayman Islands. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of the Cayman Islands.

Renren Inc

[…] 2011

2.	The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Subject Agreements and to take all action as may be necessary to complete the transactions contemplated thereby.

3.	The execution, delivery and performance by the Company of the Subject Agreements and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

4.	The Subject Agreements have been duly executed by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

5.	Subject as otherwise provided in reservation (q) of this opinion, no consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of the Cayman Islands is required to be obtained by the Company in connection with the execution, delivery or performance by the Company of the Subject Agreements or to ensure the legality, validity, admissibility into evidence or enforceability as to the Company, of the Subject Agreements.

6.	The execution, delivery and performance by the Company of the Subject Agreements and the transactions contemplated thereby do not and will not violate, conflict with or constitute a default under (a) any requirement of any law or any regulation of the Cayman Islands or (b) the Constitutional Documents.

7.	Based solely upon our review of the Post IPO Memorandum and Articles and in reliance upon the Officer’s Certificate, upon the completion of the Offering, the authorised share capital of the Company is US$5,000,000 divided into (i) 3,000,000,000 Class A Ordinary Shares of a par value of US$0.001 each, (ii) 1,000,000,000 Class B Ordinary Shares of a par value of US$0.001 each, and (iii) 1,000,000,000 shares of a nominal or par value of US$0.001 each of such class or classes (howsoever designated) as the Board of Directors may determine in accordance with Articles 7, 7A and 7B of the Articles of Association.

Renren Inc

[…] 2011

8.	Based solely upon our review of the Memorandum and Articles of Association, the Register of Members of the Company and in reliance upon the Officer’s Certificate all issued shares of the Company prior to the Offering have been duly authorised and validly issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares and the Company has received full payment therefore). The authorised, and to our knowledge, issued shares of the Company is as set forth in the Registration Statement and the Prospectus.

9.	Based solely upon our review of and in reliance upon the Post IPO Memorandum and Articles and the Officer’s Certificate, upon adoption of the Post IPO Memorandum and Articles, [*] Class A Ordinary Shares and [*] Class B Ordinary Shares will have been duly authorised and validly issued as fully paid and non-assessable.

10.	The ADSs (including the underlying Class A Ordinary Shares) offered in the Offering pursuant to the Prospectus conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

11.	The issuance of the ADSs (including the underlying Class A Ordinary Shares) pursuant to the Offering and the exercise of the Underwriter’s option (including the underlying Class A Ordinary Shares), against payment in full of the consideration provided for in the Prospectus and Registration Statement and the Underwriting Agreement (as applicable) and when entered in the register of members of the Company against the name of the relevant subscriber, will have been duly authorised and validly issued as fully paid and non-assessable shares of the Company (meaning that no further sums are payable to the Company on the Shares or Option Shares, as the case may be) in accordance with the Post IPO Memorandum & Articles. The holders of the issued shares of the Company are not entitled to pre-emptive rights, rights of first offer or rights of first refusal set forth or as provided for in the Company’s Post IPO Memorandum and Articles.

Renren Inc

[…] 2011

12.	The transactions contemplated by the Subject Agreements are not subject to any currency deposit or reserve requirements in the Cayman Islands. There is no restriction or requirement of the Cayman Islands binding on the Company which limits the availability or transfer of foreign exchange (i.e. monies denominated in currencies other than Cayman Islands dollars) for the purposes of the performance by the Company of its obligations under the Subject Agreements.

13.	The choice of the [laws of New York] as the proper law to govern the Subject Agreements is a valid choice of law under Cayman Islands law and such choice of law would be recognised, upheld and applied by the courts of the Cayman Islands as the proper law of the Subject Agreements in proceedings brought before them in relation to the Subject Agreements, provided that (a) the point is specifically pleaded; (b) such choice of law is valid and binding under the laws of New York; and (c) recognition would not be contrary to public policy as that term is understood under Cayman Islands law.

14.	The submission by the Company to the jurisdiction of the [courts of New York] pursuant to the Subject Agreements is not contrary to Cayman Islands law and would be recognised by the courts of Cayman Islands as a legal, valid and binding submission to the jurisdiction of the courts of New York if such submission is accepted by such courts and is legal, valid and binding under the laws of New York.

15.	A final and conclusive judgment in personam of a competent foreign court against the Company based upon the Subject Agreements under which a definite sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other similar penalty) may be the subject of enforcement proceedings in the Grand Court of the Cayman Islands under the common law doctrine of obligation by action on the debt evidenced by the judgment of such competent foreign court. A final opinion as to the availability of this remedy should be sought when the facts surrounding the foreign court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:

(a)	the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in the Cayman Islands; and

(b)	the judgment is not contrary to public policy in Cayman Islands, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Cayman Islands law.

Renren Inc

[…] 2011

12.	The appointment by the Company of agents for the receipt of any service of process in respect of any court in New York in connection with any matter arising out of or in connection with the Subject Agreements is a valid and effective appointment, if such appointment is valid and binding under the laws of New York and if no other procedural requirements are necessary in order to validate such appointment.

13.	Neither the Company nor any of its assets or property enjoys, under Cayman Islands law, immunity on the grounds of sovereignty from any legal or other proceedings whatsoever or from enforcement, execution or attachment in respect of its obligations under the Subject Agreements.

14.	Based solely upon the Litigation Search and the Officer’s Certificate:

(a)	no litigation, arbitration or administrative or other proceeding of or before the Grand Court of the Cayman Islands is pending against the Company; and

(b)	no resolution of members has been passed to wind up or appoint a liquidator or receiver of the Company and no petition to wind up the Company or application to reorganise its affairs pursuant to a scheme of arrangement and no application for the appointment of a receiver has been filed with the Grand Court of the Cayman Islands.

15.	There are, subject as otherwise provided in this opinion, no taxes, stamp or documentary taxes, duties or similar charges under the laws of the Cayman Islands now due, or which could in the future become due to any governmental authority of or in the Cayman Islands, in connection with the execution, delivery, performance or enforcement of the Subject Agreements or the transactions contemplated thereby, or in connection with the admissibility in evidence thereof and the Company is not required by any Cayman Islands law or regulation to make any deductions or withholdings in the Cayman Islands from any payment it may make thereunder.

16.	Under the laws of the Cayman Islands, the Underwriter will not be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of its execution, delivery and performance of the Subject Agreements nor is it necessary for the execution, delivery, performance and enforcement of the Subject Agreements that the Underwriter be licensed or qualified to carry on business in the Cayman Islands.

Renren Inc

[…] 2011

Reservations

We have the following reservations:

(a)	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of the Cayman Islands in respect of any obligations of the Company as set out in the Subject Agreements. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.

(c)	Enforcement of the obligations of the Company under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency, liquidation, reorganisation or fraudulent dispositions or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights. Claims may become subject to the defence of set off or to counter claims.

(d)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(e)	We express no opinion as to any law other than Cayman Islands law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the Cayman Islands. This opinion is limited to Cayman Islands law as applied by the Courts of the Cayman Islands at the date hereof.

Renren Inc

[…] 2011

(f)	Where an obligation is to be performed in a jurisdiction other than the Cayman Islands, the courts of the Cayman Islands may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(g)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of the Cayman Islands, or as to the availability in the Cayman Islands of remedies which are available in other jurisdictions.

(h)	The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgement debts according to the currency of the judgment. In the event the Company is placed into liquidation, the Grand Court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands or United States dollars.

(i)	The courts of the Cayman Islands are likely to award costs and disbursements in litigation in accordance with the relevant contractual provisions in the Subject Agreements. There is some uncertainty, however, with regard to the recoverability of post-judgment costs which, if recoverable at all, are likely to be limited to an amount determined upon taxation or assessment of those costs pursuant to the Grand Court Rules 1995. In the absence of contractual provisions as to costs, the reasonable costs (as determined by taxation as aforesaid) of the successful party will normally be recoverable, subject to the limits laid down in guidelines made under such Rules as to the type and amount of fees and expenses that may be recovered. Such orders are in the discretion of the court and may be made to reflect particular circumstances of the case and the conduct of the parties.

(j)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

Renren Inc

[…] 2011

(k)	We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.

(l)	The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on directors and shareholders is not publicly available. We have therefore obtained the corporate documents specified in the Schedule hereto and relied exclusively on the Officer’s Certificate for the verification of such corporate information.

(m)	The Litigation Searches may not be conclusive and it should be noted that the Grand Court Causes Book does not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Clerk of Courts Office would have or should have been disclosed on the Causes Book, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the Causes Book;

(ii)	details of matters which should have been lodged for filing or registration at the Clerk of Courts Office but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Grand Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security.

Renren Inc

[…] 2011

We have not enquired as to whether there has been any change since the date of the Litigation Search.

(n)	In paragraph 1 above, the term “good standing” means that the Company has received a Certificate of Good Standing from the Registrar of Companies which means that it has filed its annual return and paid its annual fees as required to date, failing which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands. The Certificate of Good Standing will remain valid until March 2010.

(o)	With respect to this opinion, we have relied upon statements and representations made to us in the Officer’s Certificate provided to us by an authorised officer of the Company for the purposes of this opinion and attached hereto. We have made no independent verification of the matters referred to in the Officer’s Certificate, and we qualify our opinion to the extent that the statements or representations made in the Officer’s Certificate are not accurate in any respect.

(p)	Service on the Company overseas of process in connection with proceedings in a Cayman Islands court by means of post, as contemplated in the Subject Agreements, would be effective only if made with leave of the court.

(q)	To be enforceable in the courts of the Cayman Islands, stamp duty will be chargeable as follows:

(i)	on agreements such as the Underwriting Agreement and the Deposit Agreement, in the sum of CI$2.00 each;

Stamp duty is payable on execution in order to avoid penalties if such document is to be admitted in evidence in a Cayman Islands court.

(r)	We express no opinion as to the validity or binding effect of any provision in the Subject Agreements to pay additional amounts on termination of the Offering or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Cayman Islands court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages.

Renren Inc

[…] 2011

(s)	We express no opinion as to any provision in the Documents that they may only be varied by written instrument or agreement.

(t)	Any provisions purporting to create rights in favour of, or obligations on, persons who are not party to the relevant Documents may not be enforceable by or against such persons.

(t)	[There is no authority as yet in the Cayman Islands for the validity of Meetings of Directors held by telephone conference call. The Resolutions of the Company authorising the Documents were passed at a Meeting held by telephone conference call. The Articles of Association of the Company do authorise such telephone conference call Meetings of Directors and shareholders of the Company. We believe that such telephone conference call meetings will be held by the courts of the Cayman Islands to be valid but such validity is not without doubt.]

Disclosure

This opinion is rendered at the request of the Company and its security holders in connection with the above matters. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this opinion (including discussion of this opinion) and reference to our firm name in the prospectus forming part of the Registration Statement under the captions “Enforcement of Civil Liabilities” and “Legal Matters.”

Renren Inc

[…] 2011

Yours faithfully

Appleby

Renren Inc

[…] 2011

SCHEDULE

1.	Certified copies of (i) the Company’s Amended and Restated Memorandum of Association and Amended and Restated Articles of Association adopted by special resolution passed on 13 December 2010 for the Company (the “Memorandum and Articles of Association”); and (ii) certified copies of the Memorandum and Articles of Association of the Company which will become effective upon completion of the Company’s initial public offering and which were adopted by special resolution of the shareholders on […] 2011 (the “Post IPO Memorandum and Articles” and together with the Memorandum and Articles of Association, the “Constitutional Documents”);

2.	the underwriting agreement entered into between the Company and […] (the “Underwriter”) dated […] 2011 (the “Underwriting Agreement”); and

3.	a deposit agreement dated as of [—], 2011 (the “Deposit Agreement”) among the Company, Citibank NA as depositary (the “Depositary”) and the holders and beneficial owners from time to time of the ADSs

4.	A Certificate of Good Standing, dated […] 2011 issued by the Registrar of Companies in respect of the Company;

5.	A copy of the Register of Directors and Officers in respect of the Company;

6.	A copy of the Register of Ordinary Shareholders of the Company, a copy of the Register of Series A Preferred Shareholders of the Company, a copy of the Register of Series B Preferred Shareholders of the Company, a copy of the Register of Series C Preferred Shareholders of the Company and a copy of the Register of Series D Preferred Shareholders of the Company (collectively, the “Register of Members”).

7.	A Portable Document Format copy of an executed Officer’s Certificate dated […] 2010 signed by a Director of the Company (the “Officer’s Certificate”);

8.	A copy of the Register of Shareholders of the Company, a copy of the Register of Series A Preferred Shareholders of the Company, a copy of the Register of Series B Preferred Shareholders of the Company and a copy of the Register of Series C Preferred Shareholders of the Company (collectively, the “Register of Members”); and

9.	The entries and filing shown in respect of the Company in the Grand Court of the Cayman Islands maintained at the Clerk of the Courts Office in George Town, Cayman Islands, as revealed by a search on [ ] 2011 in respect of the Company.